Exhibit 10.11

AMENDMENT TO FIRST AMENDMENT AGREEMENT entered into as of the 3rd day of December, 2015 (the “Amendment”).

BETWEEN:	KNIGHT THERAPEUTICS (BARBADOS) INC., a corporation formed under the laws of Barbados;
(hereinafter called the “Lender”)

AND:	SYNERGY CHC CORP., a corporation formed under the laws of the State of Nevada;
(hereinafter called the “Synergy”)

WHEREAS Synergy (then known as Synergy Strips Corp.) and the Lender are parties to that certain loan agreement (as amended by the First Amendment, the “Loan Agreement”) made as of the 21st day of January, 2015, pursuant to which the Lender has extended a loan to Synergy in the principal amount of Six Million United States Dollars (US$6,000,000) as amended by a first amendment to the loan agreement made as of November 12, 2015 (the “First Amendment”) pursuant to which the Lender has extended an additional loan to Synergy in the principal amount of Five Million Five Hundred Thousand United States Dollars (US$5,500,000) (the “Additional Loan”);

WHEREAS the Lender and Synergy desire to amend the First Amendment to, inter alia, modify the conditions precedent for the second tranche of the Additional Loan;

NOW, THEREFORE, IN CONSIDERATION of these presents and of the mutual covenants hereinafter contained, the parties have agreed as follows:

Article 1

interpretation

1.1	Capitalized Terms

In this Amendment, capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement.

Article 2

amendments

2.1	Amendments to the First Amendment

The Borrower and the Lender hereby agree to amend the First Agreement as follows:

2.1.1	Section 2.1.1 of the First Amendment is hereby amended by inserting the following definition:

“Amendment and Confirmation Agreement” means that certain agreement among the Lender, Synergy, Nomad and Breakthrough by which Nomad and Breakthrough confirm that the terms of the distribution, license and supply agreement dated January 22, 2015 between Synergy and the Lender apply to them and by which the parties amend certain provisions of such distribution, license and supply agreement;

2.1.2	Section 2.1.1 of the First Amendment is hereby amended by deleting the definition of “Lender’s Nomad Distribution Agreement”.

2.1.3	Section 3.2.5 of the First Amendment is hereby amended to replace “Lender’s Nomad Distribution Agreement” by “Amendment and Confirmation Agreement”.

2.1.4	Article 3 of the First Amendment is hereby amended by adding the following:

3.5	Distribution Agreement

The Lender, Nomad and Borrower shall enter into, execute and deliver a distribution agreement within thirty (30) days of the disbursement of the second tranche of the Additional Loan with the following terms and conditions:

(a)	Lender and/or its affiliates shall grant to Nomad non-exclusive distribution rights for “Flat Tummy Tea” products in the Territory for direct to consumer sales; and

(b)	Nomad shall buy its “Flat Tummy Tea” products in the Territory for direct to consumer sales under the distribution agreement on an exclusive basis from the Lender and/or its affiliates at cost of goods plus 60% of gross sales.

2.1.5	From and after the date hereof, (i) all references in the First Amendment to “this First Amendment” shall mean the First Amendment as amended by this Amendment, and as may otherwise be amended, restated, supplemented or otherwise modified from time to time, and (ii) all references in the other Loan Documents to the “Loan Agreement” (or words of similar import) shall be deemed to be references to the Loan Agreement as amended by the First Amendment as amended by this Amendment, and as may otherwise be amended, restated, supplemented or otherwise modified from time to time. All references in any of the Loan Documents to the “Loan Documents” shall mean the Loan Documents as amended by this Amendment and as may otherwise be amended restated, supplemented or otherwise modified from time to time.

2.1.6	Except as expressly amended by this Amendment, all other provisions of the First Amendment and the Transaction Documents not specifically amended hereby shall remain unchanged and in full force and effect.

Article 3

MISCELLANEOUS

3.1	Further Assurances

Each of the Borrower and the Lender shall, from time to time hereafter and upon any reasonable request of the other party, execute and deliver such further agreements and documents and do all such other acts and things as may be necessary or appropriate to give effect to the foregoing.

3.2	Time of the Essence

Time shall be of the essence of this Amendment.

3.3	Severability

If any provision of this Amendment is found by final judgment of a court of competent jurisdiction to be invalid or unenforceable in whole or in part, such provision (or part thereof, as the case may be) shall be severable and such finding shall not affect the validity or enforceability of the remainder of such provision or of any other provision hereof.

3.4	Enurement

This Amendment shall enure to the benefit of and be binding upon the parties hereto and their permitted assigns.

3.5	Counterparts

This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

3.6	Paramountcy

In the event of any conflict or inconsistency between the terms and conditions of this Amendment and the terms and conditions of any other Transaction Document, including the Loan Agreement and the First Amendment, the terms and conditions of this Amendment shall prevail and be paramount to the extent of such conflict or inconsistency.

3.7	Governing Law

This Amendment will be governed by and construed in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein.

3.8	Language

The parties acknowledge that they have requested that this Amendment and all ancillary documents be drawn up in the English language only. Les parties reconnaissent avoir exigé que cette convention ainsi que tous les documents y reliés soient rédigés en anglais seulement.

IN WITNESS WHEREOF the parties hereto have duly executed this Amendment as of the date and at the place first hereinabove set forth.

KNIGHT THERAPEUTICS (BARBADOS) INC.

By:	/s/ Michael Loustric
Name:	Michael Loustric
Title:	President

SYNERGY CHC CORP.

By:	/s/ Jack Ross
Name:	Jack Ross
Title:	Chief Executive Officer